Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Third Quarter Ended September 30, 2012 and Special Cash Dividend

MECHANICSBURG, PENNSYLVANIA — November 1, 2012 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2012.

For the third quarter ended September 30, 2012, net operating revenues increased 2.8% to $713.7 million compared to $694.1 million for the same quarter, prior year.  Income from operations increased 4.0% to $70.8 million compared to $68.1 million for the same quarter, prior year.  Net income attributable to Select Medical decreased to $24.1 million compared to $25.6 million for the same quarter, prior year.  Net income attributable to Select Medical for the three months ended September 30, 2012 includes a loss on early retirement of debt, net of tax, of $3.7 million associated with the September 12, 2012 redemption of $275.0 million of its 7 5/8% senior subordinated notes.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the third quarter increased 1.4% to $87.7 million compared to $86.5 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VII of this release.  Income per common share for the third quarter ended September 30, 2012 and 2011 was $0.17 on a fully diluted basis.  Excluding the loss related to the early retirement of debt and its tax effect, net income available to common stockholders on an adjusted basis, which we refer to as Adjusted Net Income Per Share, was $0.20 per diluted share for the three months ended September 30, 2012.  A reconciliation of net income per share to Adjusted Net Income Per Share is presented in table VIII of this release.

For the nine months ended September 30, 2012, net operating revenues increased 5.8% to $2,207.9 million compared to $2,086.1 million for the same period, prior year.  Income from operations increased 8.1% to $255.9 million compared to $236.7 million for the same period, prior year.  Net income attributable to Select Medical increased to $108.8 million compared to $71.0 million for the same period, prior year.  Net income attributable to Select Medical for the nine months ended September 30, 2012 includes a loss on early retirement of debt, net of tax, of $3.7 million associated with the September 12, 2012 redemption of $275.0 million of its 7 5/8% senior subordinated notes.  Net income attributable to Select Medical for the nine months ended September 30, 2011 includes a loss on early retirement of debt, net of tax, of $19.2 million associated with the June 1, 2011 refinancing of a portion of its indebtedness.  Adjusted EBITDA for the nine months ended September 30, 2012 increased 5.1% to $307.1 million compared to $292.2 million for the same period, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VII of this release.  Income per common share for the nine months ended September 30, 2012 was $0.77 on a fully diluted basis compared to income per common share of $0.46 for the nine months ended September 30, 2011.  Excluding the loss related to the early retirement of debt in each period and their related tax effect, Adjusted Net Income Per Share was $0.79 and $0.59 per

diluted share for the nine months ended September 30, 2012 and 2011, respectively.  A reconciliation of net income per share to Adjusted Net Income Per Share is presented in table IX of this release.

Specialty Hospitals

For the third quarter of 2012, net operating revenues for the specialty hospital segment increased 2.0% to $531.4 million compared to $521.1 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment increased 2.6% to $83.7 million compared to $81.6 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 15.7% for both the third quarter of 2012 and the same quarter, prior year. Certain specialty hospital key statistics for the third quarter periods are presented in table V of this release.

For the nine months ended September 30, 2012, net operating revenues for the specialty hospital segment increased 5.1% to $1,641.6 million compared to $1,561.3 million for the same period, prior year.  Adjusted EBITDA for the specialty hospital segment for the nine months ended September 30, 2012 increased 4.7% to $285.8 million compared to $273.0 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 17.4% for the nine months ended September 30, 2012, compared to 17.5% for the same period, prior year. Certain specialty hospital key statistics for the nine month periods are presented in table VI of this release.

Outpatient Rehabilitation

For the third quarter of 2012, net operating revenues for the outpatient rehabilitation segment increased 5.3% to $182.2 million compared to $173.0 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the third quarter increased 4.7% to $20.4 million compared to $19.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.2% for both the third quarter of 2012 and the same quarter, prior year. Certain outpatient rehabilitation key statistics for the third quarter periods are presented in table V of this release.

For the nine months ended September 30, 2012, net operating revenues for the outpatient rehabilitation segment increased 7.9% to $566.2 million compared to $524.7 million for the same period, prior year.  Adjusted EBITDA for the segment for the nine months ended September 30, 2012 increased 5.1% to $68.7 million compared to $65.3 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.1% for the nine months ended September 30, 2012, compared to 12.4% for the same period, prior year. Certain outpatient rehabilitation key statistics for the nine month periods are presented in table VI of this release.

Special Cash Dividend

On October 30, 2012, Select Medical’s board of directors declared a special cash dividend of $1.50 per share, totaling approximately $210.8 million.  This special cash dividend will be paid on or about December 12, 2012 to all stockholders of record at the close of business on December 5, 2012.  “The dividend allows us to return capital to stockholders without diminishing our ability to pursue investment and acquisition opportunities,” stated Robert A. Ortenzio, Select Medical’s Chief Executive Officer.  The dividend is expected to be funded with cash on hand and borrowings under Select Medical’s existing revolving credit facility.  Select Medical anticipates using approximately $100.0 million of available cash on hand toward the funding of the dividend.  Select Medical’s leverage ratio (total debt to Adjusted EBITDA) at September 30, 2012 was 3.35, compared to 3.62 at December 31, 2011.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program of $250.0 million.  The program will remain in effect until March 31, 2013, unless extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  The timing of purchases of stock will be based upon market conditions and other factors.  Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility.  Select Medical did not repurchase shares during the three months ended September 30, 2012.  Select Medical repurchased 5,725,782 shares at a cost of $46.8 million, which includes transaction costs, during the nine months ended September 30, 2012.  Since the inception of the program through September 30, 2012, Select Medical has repurchased 22,490,389 shares at a cost of $163.6 million, an average cost per share of $7.28, which includes transaction costs.

Business Outlook

Select Medical reaffirms its prior financial guidance for calendar year 2012.  Select Medical expects consolidated net operating revenues for the full year 2012 to be in the range of $2.9 billion to $2.975 billion.  Select Medical expects Adjusted EBITDA for the full year 2012 to be in the range of $400.0 million to $410.0 million.  Select Medical now expects fully diluted income per common share for the full year 2012 to be in the range of $0.99 to $1.04, and excluding the loss related to the early retirement of debt in the third quarter 2012 and its related tax effect, Adjusted Net Income Per Share for the full year 2012 to be in the range of $1.01 to $1.06.

Conference Call

Select Medical will host a conference call regarding its third quarter results and its business outlook on Friday, November, 2, 2012, at 9:00am EDT. The domestic dial-in number for the call is 1-866-203-3206. The international dial-in number is 1-617-213-8848. The passcode for the call is 29914018. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, November 9, 2012. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 31823342. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of September 30, 2012, Select Medical operated 111 long term acute care hospitals and 12 acute medical rehabilitation hospitals in 28 states and 965 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the Medicare, Medicaid, and SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.   Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	2012	% Change

Net operating revenues	$694,131	$713,669	2.8%

Costs and expenses:
Cost of services	581,829	598,984	2.9%
General and administrative	14,975	17,130	14.4%
Bad debt expense	11,709	11,199	(4.4)%
Depreciation and amortization	17,545	15,537	(11.4)%

Income from operations	68,073	70,819	4.0%

Loss on early retirement of debt	—	(6,064)	N/M
Equity in earnings of unconsolidated subsidiaries	1,653	1,167	(29.4)%
Interest income	119	—	N/M
Interest expense	(24,134)	(24,575)	1.8%

Income before income taxes	45,711	41,347	(9.5)%

Income tax expense	19,330	16,189	(16.2)%

Net income	26,381	25,158	(4.6)%

Less: Net income attributable to non-controlling interests	785	1,048	33.5%

Net income attributable to Select Medical Holdings Corporation	$25,596	$24,110	(5.8)%

Income per common share:
Basic	$0.17	$0.17
Diluted	$0.17	$0.17

Weighted average shares outstanding:
Basic	151,470	137,551
Diluted	151,676	137,888

N/M = Not Meaningful

II.   Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	2012	% Change

Net operating revenues	$2,086,066	$2,207,883	5.8%

Costs and expenses:
Cost of services	1,708,911	1,823,272	6.7%
General and administrative	47,656	49,908	4.7%
Bad debt expense	40,002	31,603	(21.0)%
Depreciation and amortization	52,766	47,164	(10.6)%

Income from operations	236,731	255,936	8.1%

Loss on early retirement of debt	(31,018)	(6,064)	N/M
Equity in earnings of unconsolidated subsidiaries	1,329	6,384	380.4%
Interest income	286	—	N/M
Interest expense	(75,094)	(72,295)	(3.7)%

Income before income taxes	132,234	183,961	39.1%

Income tax expense	56,809	71,415	25.7%

Net income	75,425	112,546	49.2%

Less: Net income attributable to non-controlling interests	4,438	3,722	(16.1)%

Net income attributable to Select Medical Holdings Corporation	$70,987	$108,824	53.3%

Income per common share:
Basic	$0.46	$0.77
Diluted	$0.46	$0.77

Weighted average shares outstanding:
Basic	152,299	139,138
Diluted	152,522	139,404

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2011	September 30, 2012
Assets

Cash	$12,043	$49,676

Accounts receivable, net	413,743	392,647

Current deferred tax asset	18,305	17,978

Prepaid income taxes	9,497	1,410

Other current assets	29,822	31,620

Total Current Assets	483,410	493,331

Property and equipment, net	510,028	494,625

Goodwill	1,631,716	1,633,106

Other identifiable intangibles	72,123	71,783

Assets held for sale	2,742	2,742

Other assets	72,128	86,221

Total Assets	$2,772,147	$2,781,808

Liabilities and equity

Payables and accruals	$373,090	$362,837

Current portion of long-term debt	10,848	11,084

Total Current Liabilities	383,938	373,921

Long-term debt, net of current portion	1,385,950	1,330,549

Non-current deferred tax liability	82,028	84,118

Other non-current liabilities	64,905	70,502

Total equity	855,326	922,718

Total Liabilities and Equity	$2,772,147	$2,781,808

IV.  Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2011 and 2012

(In thousands, unaudited)

	2011	2012
Operating Activities
Net Income	$75,425	$112,546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,766	47,164
Provision for bad debts	40,002	31,603
Loss on early retirement of debt	31,018	6,064
Gain from disposal or sale of assets	(5,182)	(3,484)
Non-cash stock compensation expense	2,698	3,990
Amortization of debt discount	1,271	1,123
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(81,466)	(10,507)
Other current assets	240	(1,849)
Other assets	1,072	(743)
Accounts payable	14,008	(4,098)
Due to third-party payors	(1,050)	360
Accrued expenses	(12,566)	348
Income and deferred taxes	25,678	11,559
Net cash provided by operating activities	143,914	194,076

Investing activities
Purchases of property and equipment	(32,094)	(45,188)
Proceeds from sale of assets	7,879	16,511
Investment in business, net of distributions	(13,514)	(9,899)
Acquisition of businesses, net of cash acquired	1,921	(1,547)
Net cash used in investing activities	(35,808)	(40,123)

Financing activities
Borrowings on revolving credit facilities	595,000	365,000
Payments on revolving credit facilities	(570,000)	(405,000)
Borrowings on 2011 credit facility term loans, net of discount	841,500	266,750
Payments on 2011 credit facility term loans	(2,125)	(7,063)
Payments on 2005 credit facility term loans, net of premium	(484,633)	—
Repurchase of 10% senior subordinated notes	(150,000)	—
Repurchase of 7 5/8% senior subordinated notes, net of premiums	(273,941)	(278,495)
Borrowings of other debt	5,496	5,835
Principal payments on other debt	(5,846)	(7,417)
Debt issuance costs	(18,556)	(4,236)
Repurchase of common stock	(31,641)	(46,790)
Proceeds from issuance of common stock	169	1,104
Repayment of bank overdrafts	(4,174)	(3,011)
Distributions to non-controlling interests	(3,507)	(2,997)
Net cash used in financing activities	(102,258)	(116,320)

Net increase in cash and cash equivalents	5,848	37,633

Cash and cash equivalents at beginning of period	4,365	12,043
Cash and cash equivalents at end of period	$10,213	$49,676

Supplemental Cash Flow Information
Cash paid for interest	$94,632	$68,122
Cash paid for taxes	$31,105	$59,850

V.  Key Statistics

For the Three Months Ended September 30, 2011 and 2012

(unaudited)

	2011	2012	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	111
Rehabilitation hospitals (a)	9	12
Total specialty hospitals	119	123

Net operating revenues (,000)	$521,085	$531,409	2.0%

Number of patient days (b)	333,322	328,871	(1.3)%

Number of admissions (b)	13,599	13,477	(0.9)%

Net revenue per patient day (b)(c)	$1,474	$1,517	2.9%

Adjusted EBITDA (,000)	$81,570	$83,659	2.6%

Adjusted EBITDA margin	15.7%	15.7%

Outpatient Rehabilitation

Number of clinics — end of period	952	965

Net operating revenues (,000)	$173,030	$182,246	5.3%

Number of visits (d)	1,099,342	1,129,015	2.7%

Revenue per visit (d)(e)	$103	$103	0.0%

Adjusted EBITDA (,000)	$19,435	$20,354	4.7%

Adjusted EBITDA margin	11.2%	11.2%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VI.  Key Statistics

For the Nine Months Ended September 30, 2011 and 2012

(unaudited)

	2011	2012	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	111
Rehabilitation hospitals (a)	9	12
Total specialty hospitals	119	123

Net operating revenues (,000)	$1,561,270	$1,641,577	5.1%

Number of patient days (b)	994,179	1,007,908	1.4%

Number of admissions (b)	40,965	41,404	1.1%

Net revenue per patient day (b)(c)	$1,498	$1,532	2.3%

Adjusted EBITDA (,000)	$273,004	$285,779	4.7%

Adjusted EBITDA margin	17.5%	17.4%

Outpatient Rehabilitation

Number of clinics — end of period	952	965

Net operating revenues (,000)	$524,694	$566,195	7.9%

Number of visits (d)	3,381,896	3,447,774	1.9%

Revenue per visit (d)(e)	$103	$103	0.0%

Adjusted EBITDA (,000)	$65,308	$68,669	5.1%

Adjusted EBITDA margin	12.4%	12.1%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2011 and 2012

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Net income	$26,381	$25,158	$75,425	$112,546
Income tax expense	19,330	16,189	56,809	71,415
Loss on early retirement of debt	—	6,064	31,018	6,064
Interest expense, net of interest income	24,015	24,575	74,808	72,295
Equity in earnings of unconsolidated subsidiaries	(1,653)	(1,167)	(1,329)	(6,384)
Stock compensation expense:
Included in general and administrative	488	847	1,436	2,436
Included in cost of services	430	544	1,262	1,554
Depreciation and amortization	17,545	15,537	52,766	47,164
Adjusted EBITDA	$86,536	$87,747	$292,195	$307,090

Specialty hospitals	$81,570	$83,659	$273,004	$285,779
Outpatient rehabilitation	19,435	20,354	65,308	68,669
Other (a)	(14,469)	(16,266)	(46,117)	(47,358)
Adjusted EBITDA	$86,536	$87,747	$292,195	$307,090

(a)         Other primarily includes general and administrative costs.

VIII.  Reconciliation of Net Income Per Share to Adjusted Net Income Per Share

For the Three Months Ended September 30, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	Per Share (a)	2012	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	25,596	0.17	24,110	0.18
Earnings allocated to unvested restricted stockholders	(278)	(0.00)	(407)	(0.01)
Net income available to common stockholders	25,318	0.17	23,703	0.17

Adjustment for early retirement of debt:
Loss on early retirement of debt	—	—	6,064	0.05
Estimated income tax benefit (b)	—	—	(2,363)	(0.02)
Earnings allocated to unvested restricted stockholders	—	—	(63)	(0.00)

Adjusted net income available to common stockholders	25,318	$0.17	$27,341	$0.20
Adjustment for dilution		(0.00)		(0.00)
Adjusted net income available to common stockholders — diluted shares		$0.17		$0.20

Weighted average common shares outstanding:
Basic		151,470		137,551
Diluted		151,676		137,888

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.

IX.  Reconciliation of Net Income Per Share to Adjusted Net Income Per Share

For the Nine Months Ended September 30, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	Per Share (a)	2012	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	70,987	0.47	108,824	0.78
Earnings allocated to unvested restricted stockholders	(763)	(0.01)	(1,759)	(0.01)
Net income available to common stockholders	70,224	0.46	107,065	0.77

Adjustment for early retirement of debt:
Loss on early retirement of debt	31,018	0.20	6,064	0.05
Estimated income tax benefit (b)	(11,796)	(0.07)	(2,352)	(0.02)
Earnings allocated to unvested restricted stockholders	(207)	(0.00)	(60)	(0.00)

Adjusted net income available to common stockholders	$89,239	$0.59	$110,717	$0.80
Adjustment for dilution		(0.00)		(0.01)
Adjusted net income available to common stockholders — diluted shares		$0.59		$0.79

Weighted average common shares outstanding:
Basic		152,299		139,138
Diluted		152,522		139,404

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.